Exhibit 5.1
September 16, 2005
Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080-4990

Re:	Genentech, Inc. — Exchange of $2,000,000,000 of its Outstanding Senior Notes
Ladies and Gentlemen:
          We have acted as special counsel to Genentech, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to (i) $500,000,000 aggregate principal amount of 4.40% Senior Notes due 2010 (the “2010 Exchange Notes”), (ii) $1,000,000,000 aggregate principal amount of 4.75% Senior Notes due 2015 ( the “2015 Exchange Notes”), and (iii) $500,000,000 aggregate principal amount of 5.25% Senior Notes due 2035 (the “2035 Exchange Notes,” and collectively with the 2010 Exchange Notes and the 2015 Exchange Notes, the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for an aggregate of up to (i) $500,000,000 aggregate principal amount of outstanding 4.40% Senior Notes due 2010 (the “2010 Outstanding Notes”), (ii) $1,000,000,000 aggregate principal amount of outstanding 4.75% Senior Notes due 2015 (the “2015 Outstanding Notes”), and (iii) $500,000,000 aggregate principal amount of outstanding 5.25% Senior Notes 2035 (the “2035 Outstanding Notes,” and collectively with the 2010 Outstanding Notes and the 2015 Outstanding Notes, the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture, dated as of July 18, 2005 (the “Indenture”), among the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).
          In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement, dated as of July 18, 2005 (the “Registration Rights Agreement”), by and among the Company and the initial purchasers listed therein; (c) the Indenture; (d) forms of the certificates representing the Exchange Notes, included as exhibits to the Indenture; and (e) other documents delivered by or on behalf of the Company and the Trustee as of the date hereof in connection

Genentech, Inc.
September 16, 2005

with the delivery of the Exchange Notes and such other documents that we deem necessary or appropriate to reach the opinions contained in this letter.
          We have assumed the following: (a) the authenticity of documents submitted to us as originals and the genuineness of all signatures appearing on any document; (b) the conformity to the originals of all documents submitted to us as copies; (c) that the Indenture is a legal and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms and that the Exchange Notes will have been duly authenticated by the Trustee; (d) the legal capacity of natural persons; and (e) that the obligations of the respective parties to the Indenture and the Exchange Notes are not adversely affected by any (i) breaches of or defaults under them or other agreements or instruments, (ii) violations of statutes, rules, regulations or courts or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.
          Members of our firm are admitted to the bar in the State of New York, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the Delaware General Corporation Law (the “DGCL”) and the internal laws of the State of New York, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statues and provisions.
          We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, fiduciary duty, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law, public policy or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.
          On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion, when (i) the Registration Statement, as finally

Genentech, Inc.
September 16, 2005

amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. This opinion letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI, Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION